Exhibit 3.179

State of Delaware Secretary of State Division of Corporations Delivered 06:24 PM 02/15/2016 FILED 06:24 PM 02/15/2016 SR 20160826164 - File Number 5964451

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

FIRST. The name of the limited liability company is

Charter Fiberlink – Maryland, LLC

SECOND. The purpose of the company is to engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Limited Liability Company Act.

THIRD. The duration of the company shall be perpetual.

FOURTH: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its Registered Agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 15th day of February, 2016.

BY:	/s/ Daniel J. Bollinger
Daniel J. Bollinger
Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 04:56 PM 04/08/2016 FILED 04:56 PM 04/08/2016 SR 20162183401 - File Number 5964451

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Charter Fiberlink - Maryland, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is Charter Fiberlink - Maryland II, LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 8 day of April, A.D. 2016.

By:	/s/ Daniel J. Bollinger
Authorized Person(s)

Name:	Daniel J. Bollinger
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